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                                                                   EXHIBIT 10.50

                         AGREEMENT OF PURCHASE AND SALE



         THIS AGREEMENT OF PURCHASE AND SALE ("Agreement"), dated as of the date of this Agreement as defined hereinafter, between WINN Limited Partnership, a North Carolina limited partnership, or its assigns, with offices at 2209 Century Drive, Suite 300, Raleigh, North Carolina 27622 ("Purchaser") and WHB Hotel Corp., Ltd., a Florida limited partnership ("Seller").

          NOW, THEREFORE, for $1.00 and other good and valuable consideration, the receipt and sufficiency of which is hereby mutually acknowledged, and the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:


         I.   PURCHASE AND SALE OF PROPERTY AND BUSINESS

         On the terms and subject to all of the conditions set forth in this Agreement, the Purchaser agrees to purchase and the Seller agrees to sell, for the purchase price set forth herein, all of the following property (collectively, the "Premises"):

         (a) the real estate described on Schedule 1 attached hereto and made a part hereof by this reference, together with all tenements, appurtenances, easements, agreements, development rights, air rights, rights-of-way, strips, gores, rights in adjacent avenues, streets and alleys, rights and uses appurtenant thereto (collectively the "Real Property");

         (b) all improvements now or hereafter located on the Real Property, including but not limited to that certain 215 room Comfort Suites located at 9350 Turkey Lake Road, Orlando, Florida and all fixtures which are affixed to the Real Property or Improvements (the "Improvements");

         (c) all furniture, fixtures (not part of the Real Property and Improvements or affixed thereto, (equipment, machinery, furnishings, carpets, drapes, blinds or mini-blinds, service and maintenance equipment, linens (not less than two and one-half (2 1/2) turns of linens shall be included), tools, signs, landscaping equipment, supplies, pool equipment, television systems, intercom equipment and systems, and replacement parts (the "Equipment");

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         (d) moneys advanced for future guest reservations ("Prepaid Items");

         (e) all contracts, service contracts, agreements, licenses, contract rights, rights to use and other similar rights in connection with the Real Property and Improvements and set forth on Schedule 2 attached hereto and made a part hereof by this reference and which the Purchaser elects to purchase and assume as provided in Article III, Paragraph A hereof (the "Contracts");

         (f) all leases, including leases of Equipment, and rights to use the Improvements or all or any part thereof in third parties as more particularly identified on Schedule 3 attached hereto and made a part hereof by this reference and which the Purchaser elects to purchase and assume as provided in
Article III, Paragraph A hereof (the "Leases"). Notwithstanding anything in the foregoing which may be construed to the contrary, with respect to any leases of Equipment, Seller shall be responsible for all costs and expenses to pay off same in order that all Equipment shall be conveyed in fee simple in accordance with the requirements of Article II, Paragraph C;

         (g) all permits, licenses, government licenses, certificates of occupancy and approvals necessary to operate the Real Property, Improvements, Equipment, Contracts, Leases, Intangible Rights and the other property and rights transferred under this Agreement (the
"Permits");

         (h) all inventory, supplies and other materials used in connection with the Real Property and Improvements and the hotel business operated thereon (excluding gift shop items owned by third parties and tiki bar items identified in a written list provided to Purchaser within five (5) days after the date of this Agreement; provided, however, there shall be conveyed herewith such tiki bar items as are necessary for the continued full service operation of the tiki bar in a manner consistent with the current operation thereof) (the "Inventory");

         (i) all plans, specifications and "as-built" drawings and surveys relating to the Real Property and Improvements, all books and records relating to the operation or management of the Real Property and Improvements and all warranties and guaranties of



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Seller pertaining to the Premises; and

         (j) all intangible property, guest ledgers, customer and mailing lists, catalogues and brochures, telephone numbers and similar property used in connection with the operation of the Real Property, Improvements and the business known as the Comfort Suites located at 9350 Turkey Lake Road, Orlando, Florida (the "Hotel"), and any telephone numbers assigned thereto (the "Intangible Rights").



         II.  TERMS OF PURCHASE AND SALE

         The purchase price for the Premises shall be Eleven Million Five Hundred Fifty Thousand and NO/100 Dollars ($11,550,000.00), adjusted as provided in Article IX hereof, (the "Purchase Price"), payable by Purchaser to Seller as follows:

         A. The sum of One Hundred Thousand and NO/100 Dollars ($100,000.00) (the "Deposit") within three (3) days after the date of this Agreement as defined hereinafter by check subject to collection,payable to The Title Company of North Carolina, Inc., as agent for First American Title Insurance Company as escrow agent (the "Escrow Agent"). The Escrow Agent shall maintain the Deposit in an interest bearing account subject to the provisions of Article XIII. The Escrow Agent shall not disburse the Deposit except in accordance with the terms of this Agreement. Upon the satisfaction of all of the conditions contained in this Agreement, on the Closing Date (as hereinafter defined), the Deposit shall be paid to Seller and reduce the portion of the Purchase Price payable at Closing pursuant to Article II, Paragraph B hereof. In the event that this transaction is not consummated for any reason, the Deposit shall be paid as provided in Article XIII of this Agreement. Purchaser shall be entitled to payment of or a credit for any interest earned on the Deposit unless the Deposit is forfeited in which event interest shall be paid to Seller.

         B. The balance of the Purchase Price, plus or minus any closing adjustments, by certified or bank funds or by wire transfer on the Closing Date (as hereinafter defined) to an account designated in writing by Seller to Purchaser at least five (5) days prior to Closing. Seller shall have the right and option to elect



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to accept all or a portion of such balance of the Purchase Price in the form of limited partnership units in Purchaser ("Units"). The number of Units issued shall be determined and based upon such balance of the Purchase Price or portion thereof so elected by Seller divided by the average closing price of the stock of Purchaser's general partner, Winston Hotels, Inc., a North Carolina corporation, on the NASDAQ market for the ten (10) days of trading immediately preceding the Closing Date.

         C. Upon the Closing, the Seller shall deliver the Premises to the Purchaser in fee simple, including but not limited to, the Real Property Improvements, Equipment and Inventory, free and clear of all liens and encumbrances of whatever type or description other than the Permitted Exceptions as defined in Article IV, Paragraph A hereof.

         D. Choice International has issued a Product Improvement Plan (the "PIP") relative to the Hotel, a copy of which is attached hereto as Schedule 4 and incorporated herein by this reference. Purchaser accepts the PIP and acknowledges that the completion of same subsequent to Closing (as hereinafter defined) shall be Purchaser's responsibility. In connection with the application for a Comfort Suites franchise, Purchaser shall pay all franchise fees to Choice International and other associated costs to obtain such franchise as long as such costs are acceptable to Purchaser in Purchaser's sole, absolute and unreviewable discretion.

         III. FEASIBILITY PERIOD; PURCHASER'S CONTINGENCIES

          A. This Agreement is contingent upon Purchaser's approval of the Premises, including but not limited to, approval of the Inspection Items (as hereinafter defined). The Inspection Items if not submitted to Purchaser on or prior to the date of this Agreement, shall be submitted to Purchaser within five
(5) days after the date of this Agreement, or as specifically provided herein, are available to Purchaser for inspection at the Improvements. Purchaser shall have until a period of forty-five (45) days from and after the date of this Agreement as defined hereinafter to review the Inspection Items and to otherwise inspect the Premises and its or their condition (such period is hereinafter referred to as the "Feasibility Period"). On or prior to the expiration of the Feasibility Period, the Purchaser shall notify the Seller whether or not the Purchaser elects to purchase the Premises,



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which election shall be made in the sole, absolute and unreviewable discretion of the Purchaser. In the event that the Purchaser elects to proceed with this transaction, then on or prior to the expiration of the Feasibility Period, the Purchaser shall notify the Seller, which of the Contracts and Leases the Purchaser shall accept and assume and the Seller shall retain and not assign to Purchaser those Contracts and Leases not acceptable to Purchaser. In the event Purchaser fails to notify Seller, on or prior to the expiration of the Feasibility Period, whether or not the Purchaser elects to proceed with the purchase, all items shall be deemed approved. If Purchaser notifies Seller that it elects not to proceed with this transaction on or prior to the expiration of the Feasibility Period, then this Agreement shall terminate and shall be null, void and without further force or effect, the Deposit (together with all interest) shall be promptly refunded to Purchaser by Escrow Agent and neither party shall have any further liability to the other. The conditions enumerated in this Article III are for Purchaser's benefit only and the non-occurrence of a state of facts sufficient to satisfy any of such conditions may not be used or pleaded by Seller as a defense to the enforceability of this Agreement.

         For purposes of this Agreement, the term "Inspection Items" shall mean:

         (a) any existing engineer's reports, architectural plans, appraisals, environmental reports, boundary surveys, as-built surveys or other reviews, evaluations or studies of or with respect to the Premises;

         (b)      the Leases, Contracts and Permits;

         (c) the utility bills for the thirty six month (36) period immediately preceding the date of this Agreement;

         (d) tax returns and proof of payment of all taxes for the thirty six (36) month period immediately preceding the date of this Agreement (including, but not limited to, all ad valorem, property, income, employment, sales or occupancy taxes available for inspection at the Improvements, excluding, however, Seller's partnership tax returns);

         (e)      guest registration records (to be available for inspection




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                  at the Improvements);

         (f) employee records (to be available for inspection at the Improvements);

         (g) financial statements (the "Financial Statements") for the Premises (including balance sheets, income statements, operating statements and statements of changes in financial position) for each of the two preceding fiscal years and for the year to date period ending thirty (30) days prior to the Closing Date defined hereinafter. An itemized breakdown of room sales per month, occupancy and ADR for the preceding thirty six (36) month period. The books and records of the operations of the Premises necessary to confirm the accuracy of the Financial Statements shall be made available to Purchaser or its agents at the Improvements;

         (h) Star Reports covering the preceding thirty six (36) month period (upon the execution of this Agreement, Seller shall deliver to Purchaser the written documentation as required by Randy Smith Travel, Inc. necessary for Purchaser to obtain Star Reports for the Premises; and,

         (i) copies of all condominium documents relative to the Real Property and Improvements, including, but not limited to, copies of the declaration of condominium and all amendments thereto, all condominium plats of record, copies of the articles of incorporation and by-laws of the condominium association.


         B. Purchaser's obligation to close this transaction shall be conditioned on the Purchaser's receipt, on or before the Closing Date, of an acceptable franchise license agreement for the Hotel from Choice International with a term of not less than ten (10) years.

         C. Purchaser's obligation to close this transaction shall be conditioned on Purchaser having received, effective as of the Closing Date, all necessary governmental approvals and licenses for operation of the Premises as a hotel.


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         D. Seller acknowledges that Purchaser is a real estate investment trust and in accordance therewith, Purchaser's obligation to close this transaction shall be conditioned upon Purchaser obtaining the approval of this Agreement and the transaction contemplated herein from the board of directors of the general partner of Purchaser.

         Seller and Purchaser shall cooperate and take all actions necessary, in a diligent and expeditious manner, to effectuate the inspections, transfers and other reviews required by this Article III during the Feasibility Period. The Purchaser and its representatives and agents shall be provided with access to the Premises at all reasonable times, in order to inspect the Premises, including but not limited to, taking soil samples and test borings, and conducting environmental studies, engineering studies and other such inspections and reviews that the Purchaser shall deem reasonably necessary to determine the condition and financial status of the Premises. Purchaser does hereby agree to replace and repair any and all areas disturbed by any of the foregoing activities to a condition substantially similar to that which existed prior to such sampling, boring, study or inspection. Purchaser does hereby agree to indemnify and hold Seller harmless from and against any loss, liability, damage or expense resulting from Purchaser and its representatives and agents conducting any of the foregoing activities.

         IV. TITLE; TITLE POLICY; SURVEY

         A. Seller has provided Purchaser with a copy of Seller's owner's title insurance policy issued by Chicago Title Insurance Company and copies of all exceptions to title shown thereon. Within fifteen (15) days after the date of this Agreement, Purchaser shall obtain at Purchaser's cost a preliminary title report and title insurance binder (the "Title Commitment") from First American Title Insurance Company (the "Title Company") pursuant to which the Title Company shall commit to issue a current A.L.T.A. Form B (insuring access and marketability) owner's fee simple title insurance policy or other policy of title insurance as shall be reasonably satisfactory to Purchaser and to any lender of Purchaser (the "Lender") in the amount of the Purchase Price (the "Title Policy") insuring that the Purchaser shall receive at closing, good, marketable and indefeasible fee simple title to the Real Property, free and clear of all liens, exceptions, encumbrances or defects



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other than the matters expressly approved in writing by Purchaser as permitted exceptions to title as set forth hereinafter (the "Permitted Exceptions"). With respect to so-called "standard exceptions set forth in the preprinted portion of the Title Commitment, the Title Commitment shall include a statement whereby the Title Company agrees to the deletion of such standard exceptions on the basis specified in Section 627.7842 Florida Statutes (1993). Seller shall furnish to Purchaser copies of all condominium documents, liens, exceptions or defects set forth in the Title Commitment at the same time as the Title Commitment is furnished to Purchaser.

         On or prior to the expiration of the Feasibility Period, the Purchaser shall notify (the "Title Notice") the Seller as to which of the liens, defects, encumbrances or exceptions set forth in the Title Commitment are objectionable to Purchaser ("the Title Defects") and which of such matters are acceptable to Purchaser as the Permitted Exceptions. Within ten (10) days after receipt by Seller of the Title Notice, the Seller shall cure the Title Defects to the reasonable satisfaction of the Purchaser. In the event the Seller is unable to cure the Title Defects to the reasonable satisfaction of the Purchaser (except for those Title Defects that can be cured with the payment of money and will be satisfied of record by Seller at or prior to Closing) within such ten (10) day period or the Purchaser does not agree to waive such Title Defects, then this Agreement shall terminate and shall be null, void and without further force or effect, the Deposit (together with all interest) shall be returned to Purchaser and neither party shall have any further liability to the other. Notwithstanding the foregoing, the Seller shall be obligated to remove and be responsible for removing all Title Defects capable of being removed or discharged by payment of money, including but not limited to, money judgments, mortgages and mechanic's liens.

         B. Within fifteen (15) days after the date of this Agreement, Seller shall deliver to Purchaser, at Seller's expense, a survey (the "Survey") of the Premises, dated after the date of this Agreement, prepared by a surveyor duly licensed under the laws of the State of Florida and reasonably acceptable to the Purchaser and the Lender in accordance with ALTA or such other standards as shall be reasonably satisfactory to Purchaser, including meeting the minimum technical standards set forth in Chapter 61G17-6, Florida Administrative Code, pursuant to Section 472.027 Florida Statutes



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(1993). The Survey shall be in form and substance satisfactory to the Purchaser, the Title Company and the Lender. The Survey delivered to Purchaser and Title Company within fifteen (15) days after the date of this Agreement, shall be certified to Purchaser and the Title Company (the form of certification to be satisfactory to the Title Company and Purchaser). The Survey shall show that all buildings are within lot and building lines, the location of such lines, the dimensions and total area of the Real Property and Improvements, the location and number of parking spaces, ingress and egress to adjoining streets, all benefiting and burdening easements, improvements, appurtenances, rights of way and utilities whether above or below ground, all encroachments from or into the Premises, all structures and improvements on the Real Property and all easements, rights-of-way and other restrictions of record properly identified with recording information and certifying that the Premises are not within a flood plain or other flood hazard area. The Survey and certification shall be sufficient to remove the survey exception from the Title Policy without indemnity or additional premium. On or prior to the expiration of the Feasibility Period, the Purchaser shall notify the Seller of any objections of Seller or Lender to the Survey ("Survey Defects"). Survey Defects shall be deemed to be Title Defects for purposes of this Agreement and Seller shall cure such Survey Defects according to the same procedure as for Title Defects.

         C. The Purchaser and Seller shall each be responsible for the payment of its own transaction costs, including counsel fees. Purchaser shall be responsible for the costs incurred with the physical inspection of the Real Property and Improvements, including any environmental and engineering studies other than those delivered by Seller to Purchaser in accordance with Article III, Paragraph A. At Closing, Seller shall pay the Survey and Purchaser shall pay all premiums for the issuance of the Title Commitment and Title Policy. Any and all transfer taxes, real estate excise taxes and sales taxes payable in connection with the transfer of the Premises, or any portion thereof, and the Personalty (as hereinafter defined) shall be paid by Seller. Purchaser shall pay any mortgage registration tax, document recording fees and the cost Purchaser incurs relative to financing if financing is involved. Unless otherwise stated in this Agreement, the Purchaser and Seller shall pay all other costs in connection with the Closing of this transaction as are customary in Orlando, Florida.


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         V.  CLOSING

         A. The closing of this transaction shall occur on or about the fifteenth (15th) day following the expiration of the Feasibility Period, but in no event later than May 1, 1997, by and through the National Accounts office of the Title Company located at 1025 Connecticut Avenue, N.W., Suite 709, Washington, D.C. 20036, or such other date or place as shall be mutually acceptable to Purchaser and Seller (the "Closing Date"), without the requirement that Purchaser or Seller be physically present thereat. The closing of the transaction contemplated by this Agreement shall be deemed effective as of 12:01 a.m. on the Closing Date ("Closing"). If the date of Closing falls on a Saturday, Sunday or banking holiday, the Closing shall take place on the next business day thereafter.

         B. At the Closing, the Seller, shall deliver to Purchaser and perform the following:

         1. A General Warranty Deed conveying good, marketable, insurable and indefeasible fee simple title to the Real Property free and clear of all defects, exceptions, liens or encumbrances, except for the Permitted Exceptions.

         2. Seller shall pay and discharge any special assessment which on or before the date of Closing, (a) has been levied, imposed, or confirmed against the Premises, (b) affects or is a lien upon the Premises or (c) although not yet a lien upon the Premises, is attributable to improvements which benefit or will benefit the Premises or the property in the vicinity of the Premises for which improvement work has been commenced. If any of the foregoing assessments may be paid in installments, all installments shall be deemed payable as of the day prior to the Closing, and shall be discharged of record by Seller. If, at the Closing, any amount which Seller is required to pay with respect to the foregoing has not been determined, Seller agrees to pay such amount as can be reasonably estimated at the Closing and the final amount shall be adjusted within fifteen (15) days after Purchaser gives Seller notice that same has been determined. This provision shall survive the Closing.

         3. A Bill of Sale conveying the Equipment, Inventory, Real Property not conveyed by other instruments provided for herein, and other personal property and intangible property included in the



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Premises ("Personalty"), free and clear of any lien or encumbrance, other than the Permitted Exceptions, and containing a general warranty of title to the Equipment, Inventory and Personalty and an inventory of all Equipment, Inventory and Personalty.

         4. An assignment of Seller's interest in and to all Permits, Contracts to be assumed by Purchaser in accordance with Article III, Paragraph A, Leases to be assumed by Purchaser in accordance with Article III, Paragraph A, Intangible Rights, Prepaid items and other items of the Premises, free and clear of any lien or encumbrance, together with written evidence satisfactory to Purchaser of any required third party consent to such assignment. Seller shall deliver to Purchaser all original Contracts and Leases which Purchaser has elected to purchase pursuant to Article III hereof; the Permits, including the existing certificates of occupancy for the Premises as presently constituted and if no such certificates are available, evidence that the Premises are legally constructed and properly zoned in accordance with all applicable laws; all warranties and guarantees (and assignments thereof to Purchaser) issued in connection with the initial construction of the Real Property and Improvements; any Personalty, and any repairs or additions thereto; cash bank; moneys advanced for future registrations; guest registration records; keys; permits, approvals and licenses issued by all appropriate governmental authorities and fire underwriting organizations with respect to the construction and use of the Premises or any part thereof; and any existing copies of architectural plans and specifications, blueprints and building plans which may be in Seller's possession.

         5. At Purchaser's option, an assignment of all fire and extended coverage insurance policies, liability policies and loss of rental policies, affecting any of the Premises to the extent assignable (if assigned, premiums to be adjusted at Closing).

         6. Tax certificates or other evidence of payment from all appropriate taxing authorities certifying the payment of all real and personal property taxes through the current tax year.

         7. A certificate of Seller dated as of the Closing that Seller is not a foreign person or corporation within the meaning of Sections 1445 and 7701 of the Internal Revenue Code (the "IRC").

         8. A bring down certificate dated as of the Closing



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certifying the truth and accuracy of each representation and warranty set forth in Article XII as of the Closing Date.

         9. An affidavit of title reasonably satisfactory to the Title Company enabling the Title Company to issue the Title Policy without exception for mechanic's or materialman's or other statutory liens or for the rights of parties in possession other than temporary hotel patrons.

         C. At the Closing, the Purchaser shall deliver to the Seller the following:

         1. Subject to Article IX, the Balance of the Purchase Price in the manner elected by Seller pursuant to Article II, Paragraph B.

         2. Proof of authority for Purchaser to complete the transaction reasonably satisfactory to Seller.


         VI. DELIVERY OF POSSESSION

         Seller shall deliver actual and exclusive possession of the Premises to Purchaser on the Closing Date.

         Seller hereby grants to Purchaser the right to enter the Premises at any reasonable time after the date hereof for the purpose of inspecting, testing and examining the Premises, which purpose is more particularly provided in
Article III hereof.


         VII. DAMAGE TO PROPERTY

         Seller shall give Purchaser immediate notice of any fire or other casualty or of any pending or threatened condemnation occurring to all or any portion of the Premises between the date hereof and the Closing. If prior to the Closing, there shall occur:

                  (i) damage to the Premises caused by fire or other casualty, which would cost $100,000.00 or more to repair or replace; or

                  (ii) the taking or condemnation of all or any portion of the Premises (including any parking areas) as would materially interfere




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         with the use thereof, as determined by Purchaser; then, if any of the events set forth in (i) or (ii) above occurs, Purchaser, at its option, may terminate this Agreement by written notice given to Seller within fifteen (15) days after Purchaser has received the notice referred to above or at the Closing, whichever is earlier. If Purchaser does not elect to terminate this Agreement, the Closing shall take place as provided herein without an abatement of the Purchase Price and there shall be assigned to the Purchaser at Closing, all interest of the Seller in and to any insurance proceeds or condemnation awards which may be payable to Seller on account of such occurrence.

         If, prior to the Closing, there shall occur:

         (x) damage to the Premises caused by fire or other casualty which would cost less than $100,000.00 to repair or replace; or

         (y) the taking or condemnation of all or any portion of the Premises which is not material to the use thereof, as determined by Purchaser;

then, if any of the events set forth in (x) or (y) above occurs, Purchaser shall have no right to terminate this Agreement (solely as a result of the occurrence of such events), and Seller shall, at its sole expense, with respect to subparagraph (x), restore or replace the damaged Premises to its original condition; and, with respect to subparagraph (y), there shall be assigned to Purchaser at Closing all interest of Seller in and to any condemnation awards which may be payable to Seller on account of any such occurrence.

         VIII. REMEDIES

         A. If the transaction contemplated by this Agreement is not consummated solely by reason of Purchaser's failure to perform its obligations under this Agreement, then Seller, as its sole and exclusive remedy, shall be entitled to the Deposit as full liquidated damages in complete and total accord and satisfaction, the parties hereby acknowledging and agreeing to the difficulty of ascertaining Seller's actual damages in such circumstances.

         B.   If this transaction is not consummated by reason of:


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                  (i)      cancellation by Purchaser as permitted by the terms
                           of this Agreement, including but not limited to, cancellation by Purchaser at any time on or prior to the expiration of the Feasibility Period;

                  (ii) the inability of Purchaser to obtain any approval or consent required pursuant to or otherwise satisfy any condition or contingency set forth in Article III;

                  (iii)    the occurrence of any of the events described in
                           Article VII;

                  (iv) Title Defects and Survey Defects which are not cured as provided in this Agreement (except for those Title Defects or Survey Defects which Seller is obligated to cure); or

                  (v) cancellation by Purchaser pursuant to any other applicable provisions of this Agreement,

then Purchaser shall be entitled to a return of the Deposit (together with all interest thereon) and this Agreement shall be null and void and all parties relieved from any further liability hereunder, unless Purchaser elects to waive any of the items or occurrences set forth in this Article VIII, Paragraph B. The items enumerated in this Article VIII, Paragraph B are for Purchaser's benefit only and the non-occurrence of a state of facts sufficient to satisfy any of such items may not be used or pleaded by Seller as a defense to the enforceability of this Agreement.

         C. If this transaction is not consummated because of a default on the part of Seller or if Seller fails to close this transaction in breach of its obligation to do so, then Purchaser, at its option, may

         (i)      seek specific performance of this Agreement;

         (ii) receive a return of the Deposit (together with all interest thereon) and to recover monetary damages as allowed by law; and

         (iii) seek any other remedy available at law or in equity to enforce the terms of this Agreement, all of which


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                  remedies available to Purchaser shall be cumulative.



         IX. PRORATIONS

         All income (including cash on hand and accounts receivable), current operating expenses, accounts payable, real estate taxes, other taxes and assessments, all utilities, water and sewer charges, licenses or permit fees relating to the operation of the Premises, real estate and personal property ad valorem taxes, prepayments made under the Contracts (to be assumed by Purchaser pursuant to Article III hereof) and insurance premiums (if applicable), shall be adjusted and prorated as of the Closing. All franchise fees, maintenance and service agreements (whether or not service is continued by Purchaser) and utility charges shall be determined as of Closing and paid by Seller or appropriate adjustments made if Purchaser at its option accepts an assignment of any such agreement. If such charges and expenses are unavailable on the Closing Date, a re-adjustment of such charges and expenses shall be made within thirty
(30) days after the Closing or as soon thereafter as such charges and expenses are available. The parties agree to cooperate in good faith in effecting such a final reconciliation and each party shall promptly pay (or reimburse the other party for) any expense item that is chargeable to the former party and shall promptly remit any income item to the other party if entitled thereto. Seller shall use reasonable efforts to arrange for the rendition of final bills by the utility companies involved as of the Closing Date.

Guest room revenues of the Premises, whether in cash or in accounts receivable, arising from occupancy for the night beginning on the day preceding the Closing Date and ending on the Closing Date shall be credited one-half to Purchaser and one-half to Seller. Seller shall collect all income and other sums payable by tenants or guests (or otherwise) and shall be responsible for the payment of all expenses on account of services and supplies furnished to and for the benefit of the Premises through and including the Closing, with expenses for the night beginning on the day preceding the Closing Date and ending on the Closing Date being handled in the same manner as guest room revenues for such period. Purchaser shall be credited with any deposits from tenants or guests of the Premises which are refundable to such tenants or guests. Seller shall remit to

Purchaser at closing all prepaid income items. In addition, at Closing, Seller shall deliver to Purchaser a schedule of all unpaid accounts receivable and other income items as of Closing. All such accounts receivable and other income items collected by or for Purchaser after Closing shall be promptly remitted to the order of Seller; provided, however, payments received by Purchaser following the Closing with respect to receivables shall be deemed to be in payment of receivables of Purchaser unless the payment received specifically identifies that it is in payment of a receivable attributed to Seller or there is no receivable due to Purchaser with respect to such payment. Seller and Purchaser agree to attempt to reconcile and prorate the accounts receivable within sixty
(60) days after Closing. Except for sums actually received by Purchaser pursuant to the immediately preceding sentence, Purchaser shall assume no obligation to collect or enforce the payment of any amounts that may be due to Seller, except that Purchaser shall render reasonable assistance, at no expense to Purchaser, to Seller after Closing in the event Seller proceeds against any third party to collect any accounts receivable or other income items due Seller. Nothing contained in this Article shall be deemed to prohibit Purchaser and Seller from entering into an agreed settlement in writing of all prorations at or following Closing.

         In the event any adjustments pursuant to this Article are, subsequent to Closing, found to be erroneous, then either party hereto is entitled to additional monies and shall invoice the other party for such additional amounts as may be owing, and such amount shall be paid promptly by the other party upon receipt of the invoice. Such invoice shall be accompanied by reasonable substantiating evidence. Notwithstanding anything contained in this Article IX to the contrary, in order to provide security for all of the adjustments and prorations set forth in this Article IX to be made after Closing, Purchaser and Seller agree that the sum of $50,000.00 from the net sales proceeds portion of the Purchase Price available to Seller at Closing shall be deposited with Escrow Agent and shall be held by Escrow Agent until all such adjustments and prorations are deemed final by Purchaser and Seller. Escrow Agent shall not disburse such amount or any portion thereof except in accordance with written instructions relative thereto signed by both Purchaser and Seller. The terms of such escrow shall be set forth in an escrow agreement to be executed at Closing, the terms thereof being subject to the reasonable approval of Purchaser and Seller.

         Purchaser shall have no obligation with respect to Seller's employees whatsoever all of whom shall be compensated and terminated by Seller as of Closing, though Purchaser reserves the right to employ any such employees.

         The provisions of this Article IX shall survive the delivery of the Deed.

         X. NOTICES

         Any notice to be given by either party to this Agreement shall be in writing and shall be either delivered personally, or by facsimile (provided that a copy of such notice is also sent on the same day by one of the other methods set forth herein) or by certified or registered U.S. Mail, postage prepaid, or by nationally recognized overnight courier delivery service with charges to the sender, as follows:

To Seller:                          WHB Hotel Corp., Ltd.
                                    c/o Mr. Bill Bodenhamer
                                    Post Office Box 7193
                                    Ft. Lauderdale, FL 33339-7193
                                    Fax No. ______________________


With copies to:                     Nathan I. Leder, Esquire
                                    Sandler, Travis & Rosenberg
                                    5200 Blue Lagoon Drive, Suite 600
                                    Miami, Florida 33126
                                    Fax No. (305) 267-5155

To Purchaser:                       WINN Limited Partnership
                                    2209 Century Drive, Suite 300
                                    Raleigh, North Carolina  27622
                                    Attention:  Robert W. Winston, III
                                    Fax No. (919) 510-6832

With copies to:                     William W. Bunch, III, Esquire
                                    Brown & Bunch
                                    4900 Falls of Neuse Road,
                                    Suite 210 (street zip code 27609)
                                    Post Office Box 19409
                                    Raleigh, North Carolina 27619-9409
                                    Fax No. (919)878-8062

Notice shall be deemed given if properly addressed and delivered as set forth herein two (2) business days following deposit in the U.S. Mail, one (1) business day following deposit with any generally recognized overnight delivery service, on personal hand delivery to a person authorized to receive such delivery, on the day of such hand delivery and, on the date of the facsimile transmission as evidenced by the printed receipt therefor, provided a second method is utilized as required hereinbefore. Any party may change addresses for notices by delivering written notice of such change in accordance with this
Article X.

         XI. INDEMNITY

         A. Seller shall indemnify and hold the Purchaser harmless from and against any claim for any real estate commission, brokerage fee or finder's fee made by any person, firm or corporation, claiming by, through or under the Seller. Purchaser shall indemnify and hold the Seller harmless from and against any claim for any real estate commission, brokerage fee or finder's fee made by any person, firm or corporation, claiming by, through or under the Purchaser. Notwithstanding the foregoing, Seller warrants and represents that there are no brokerage fees, real estate commissions, finder's fees or other acquisition costs or any other compensation payable by Seller and due to any third party in connection with this transaction other than commissions to be paid to International Hospitality Group (Pat Peters). Seller shall pay such commission in full to such brokers upon the Closing of the transaction contemplated hereby. This warranty and representation shall survive the Closing and the parties shall indemnify each other from any liability, cost or loss arising out of a breach of said warranty and representation, including consequential damages.

         B. The Seller shall indemnify and hold the Purchaser harmless from and against any and all liabilities, claims, demands, costs and expenses of any kind or nature, including but not limited to, reasonable attorney's fees, arising out of or incurred in connection with (i) any breach of the representations and warranties of Seller set forth in this Agreement, (ii) the ownership, use, maintenance or operation of the Premises on or prior to the Closing or the transfer of the Premises to the Purchaser (including the payment of all taxes),or (iii) compliance or failure to comply with the notice provisions relating to bulk sales laws applicable to the transfer of all or any part of the Premises. Purchaser shall indemnify and hold Seller harmless from and against any and all liabilities, claims, demands, costs and expenses of any kind or nature, including reasonable attorney's fees, arising after the date of Closing and which arise out of the ownership or operation of the Premises by the Purchaser following the Closing. Such indemnities shall survive Closing.


         C. If Purchaser or Seller propose to make any claim for indemnification under any Article or Paragraph of this Agreement (the "Indemnitee"), the Indemnitee shall deliver to the other party (the "Indemnitor") a certificate signed by the Indemnitee which certificate shall (i) state that a loss has occurred and (ii) specify in reasonable detail each individual item of loss or other claim including the amount thereof and the date such loss was incurred. The Indemnitor shall have the right in its discretion and at its expense to participate in and control (a) the defense or settlement of any claim, suit, action or proceeding (including appeals) in respect of such item (or items) by any person other than a party hereto, (b) any and all negotiations with respect thereto, and (c) the assertion of any claim against any insurer with respect thereto, and the Indemnitee shall not settle any such claim, suit, action or proceeding or agree to extend any applicable statute of limitation without the prior written approval of the Indemnitor. The rights of participation, control and approval granted to the Indemnitor shall be subject as a condition precedent to the Indemnitor's acknowledging to the Indemnitee, in writing, the obligation of the Indemnitor to indemnify the Indemnitee in respect of such third party's claim, suit, action or proceeding giving rise to such item. Upon satisfaction of such condition precedent, the Indemnitee shall provide the Indemnitor with all reasonably available information, assistance and authority to enable the Indemnitor to effect such defense or settlement and upon the Indemnitor's payment of any amounts due in respect of such claim, suit, action or proceeding, the Indemnitee shall, to the extent of such payment, assign or cause to be assigned to the Indemnitor the claims of the Indemnitee, if any, against such third parties in respect of which such payment is made. If the Indemnitor is not so willing to acknowledge such obligation, the parties shall jointly consult and proceed as to any such third party claim, suit, action or proceeding.

         XII. SELLER'S REPRESENTATIONS AND WARRANTIES

         The Seller represents and warrants to the Purchaser that:

         A. Seller is a limited partnership duly organized, and existing and in good standing under the laws of the state of its formation and authorized to do business in the State in which the Premises are located.

         B. Seller is authorized to enter into this Agreement and to consummate the transaction contemplated hereby, and the individuals executing this Agreement on behalf of Seller are also duly authorized to execute this Agreement and to bind Seller to consummate such transaction. The execution and delivery of this Agreement and the conveyance of the Premises by Seller, pursuant to this Agreement, do not require the consent of any person, agency or entity not a party to this Agreement. The execution of this Agreement by Seller and the transaction contemplated herein have been duly authorized by proper corporate or partnership action, as the case may be, including the board of directors of Seller, if Seller is a corporation.

         C. There are no pending or, to the knowledge of Seller, threatened, condemnation or similar proceedings affecting the Premises, or any portion thereof. Seller has not received any written notice that any such proceeding is contemplated, and no part of the Premises has been destroyed or damaged by any casualty.

         D. To the best of Seller's knowledge, the maintenance, operation, use or occupancy of the Premiss as a hotel does not violate any building, health, zoning, environmental, fire or similar law, ordinance, regulation or restrictive covenant. To the best of

Seller's knowledge, the Premises do not violate any federal, state, county, or municipal laws, ordinances, orders, regulations or requirements nor has Seller received any notice of such a violation.

         E. There are no options to purchase, rights of first refusal or other similar agreements with respect to the Premises which give anyone the right to purchase the Premises or any part thereof, except as set forth in Section 16 of that certain Declaration of Condominium of Capital Hotel Restaurant Group - A Condominium, dated October 30, 1989, recorded in Official Records Book 4127, Page 4155, as amended by the First Amendment thereto recorded in Official Records Book 4149, Page 607, Public Records of Orange County, Florida, given and granted therein to the owner of Unit 2 of such Condominium, the same having been waived by such owner of such Unit 2 by letter dated February 28, 1997. There are no contracts or agreements which affect or cover the Premises, except for the Contracts, Permits and Leases. There are no unpaid bills or claims in connection with the construction repair or replacement of the Premises. There are no agreements allowing for any reduction, concession or abatement of room rates, other than coupons based on room availability and standard concessions and wholesale and bulk room customers, a list setting forth the names, rates and term of agreement for such concessions and amount of outstanding coupons shall be provided to Purchaser within five (5) days after the date of this Agreement, to be updated at Closing.

         F. The Financial Statements for the Premises provided by Seller to Purchaser pursuant to Article III, Paragraph A, item (g) are or shall be true, correct and accurate in all material respects and fairly present the results of operations of the Premises for the periods then ended. Attached hereto as
Schedule 5 and incorporated herein by this reference is a trailing twelve (12) month profit and loss statement ending February, 1997, evidencing a net operating income for the Premises of $1,391,472.00, and such Schedule 5 is true, correct and accurate in all material respects and fairly presents the results of the operations of the Premises for such period. It is acknowledged that such profit and loss statement has been amended and adjusted as agreed to by Purchaser and Seller to be in accordance with generally accepted accounting principles and to exclude therefrom items extraneous to the operation of the Hotel previously included therein. During the immediately preceding two year period, no single customer (or its or their affiliates) comprised more than 10% of gross room sales, with the exception that in 1995, Choice-Sunburst accounted for 14.2% and Carnival accounted for 16.8% and in 1996, Carnival accounted for 9.6%, Choice-Sunburst accounted for 13.5% and AAA accounted for 18.8%.

         G. The Seller has duly filed in a timely manner all federal, state, county and local income, franchise, excise, withholding, sales, occupancy, payroll, property (real, personal and intangible), and any other tax returns and reports required to have been filed up to the date hereof, and has paid all taxes, interest, penalties and all assessments that have become due. The Seller has paid, or made adequate provision for the payment of, all taxes with respect to the conduct of its business upon the Premises through the Closing. Neither the Seller nor its agents have been advised or notified of any tax deficiency, assessment or penalty with respect to the Seller, nor does the Seller know of any basis for any additional claim or assessment for taxes, interest or penalties. No liens for taxes, federal, state or local, have been filed against the Seller or its assets.

         H. Certificates of Occupancy for all buildings and other improvements have been duly issued, and the buildings and improvements may be legally occupied and are presently being occupied as a hotel/motel. Copies of such Certificates of Occupancy or their equivalent in Florida shall be delivered by Seller to Purchaser within five (5) days after the date of this Agreement. The Real Property is zoned properly for the present uses made thereof.

         I. Except as set forth in the Title Commitment, the Seller owns and has good and marketable title to all of its assets and properties which constitute the Premises free and clear of any security interest, mortgage, pledge, lien, conditional sale or other encumbrance or charge. All of the Premises owned by Seller is, and at the time of Closing will be, in good condition and in good working order. The Premises to be purchased is all of the property of every kind and nature necessary for the operation of the Seller's business in the ordinary course.

         J. To the best of Seller's knowledge, the Premises are in compliance with and have not violated any statute, law, ordinance, rule, regulation, order and directive (including, without limitation, all labor and environmental control and antipollution laws, ordinances, rules, regulations or directives) of any and all

Governmental Agencies pertaining to the use or occupancy of the Premises.

         The Seller has not received any notice of and the Seller and the Premises have not been charged with, are not under investigation or threatened investigation for failure to comply with and are in compliance with, any and all statutes, laws, ordinances, rules, regulations, orders and directives of any and all Governmental Agency or Agencies pertaining to the use, generation, dumping, releasing, burying or disposing of or emitting of any particles, materials, substances, or emissions that are now or have heretofore been determined by any and all Governmental Agency or Agencies to be of a hazardous, toxic, pollutive, or ecologically or environmentally damaging nature, including but not limited to asbestos ("Hazardous Materials"). Seller has not previously disposed of any Hazardous Materials at the Premises.

         For purposes of this Agreement, the term "Hazardous Materials" shall include, but not be limited to, those materials or substances now or heretofore defined as "hazardous substances," "hazardous materials," "hazardous waste," "toxic substances," or other similar designations under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C., Section 9601, et seq., the Resource Conservation and Recovery Act, 42 U.S.C., Section 6901, et seq., the Hazardous Materials Transportation Act, 49 U.S.C., Section 1801, et seq. and other laws, whether or not of a similar nature, applicable to the Premises and adopted by, enacted in or applicable to the State of Florida.

         For purposes of this Agreement, the term "Governmental Agency or Agencies" means, whether of the United States of America, of any state or territory thereof or of any foreign jurisdiction, any government, political subdivision, court, agency, or other entity, body, organization or group exercising any executive, legislative, judicial, regulatory or administrative function of government.

         To the best of Seller's knowledge, the Real Property has never appeared on any federal or state registry of active or inactive hazardous waste disposal sites. Seller has never received any notice of claim from a Governmental Agency concerning the alleged release or threatened release of Hazardous Materials at the Real Property. To the best of Seller's knowledge, no hazardous waste sites exist within a one mile radius of the Real Property.

         K. There are no employment or union agreements in effect relative to any employee at the Premises and no employee has received a commitment from the Seller for continued employment after Closing. The Seller shall be responsible for and shall pay all salary, compensation, vacation time, bonuses and benefits to which each employee of and at the Premises is entitled for the period of time prior to the Closing Date.

          L. Seller has no knowledge of and has received no notice of any causes of action, actions, or proceedings of whatever type or description which have been instituted or threatened or are pending relating to the Premises or any interest therein.

          M. No representation or warranty made by the Seller, nor in any statement or document furnished or to be furnished to the Purchaser hereunder, or in connection with the transaction contemplated hereby, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading. The Seller has disclosed herein to the Buyer all facts or developments of any kind which are material to the assets, prospects, financial condition and business of the Seller, and is solely responsible for the accuracy and completeness of the contents thereof and all other statements and documents submitted in connection with this Agreement and the transactions contemplated hereby.

         Purchaser, in Purchaser's sole and absolute discretion, may waive any condition to close or breach of any representation or warranty provided for herein or any Title or Survey Defect, and in such event, this transaction shall be consummated as if such condition, representation, warranty or defect was satisfied. All of the representations and warranties contained in this Agreement shall survive the Closing. The representations and warranties set forth above shall be true, correct and accurate on the date hereof and as of the date of Closing.

         XIII. ESCROW

         The Escrow Agent hereby acknowledges receipt of the Deposit and agrees to hold the Deposit in escrow until the Closing or sooner termination of this Agreement and shall pay over and apply the proceeds thereof in accordance with the terms of this Agreement.

If, for any reason, the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Deposit, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such five (5) day period, or if for any reason the Escrow Agent in good faith shall elect not to make such payment, the Escrow Agent shall continue to hold the Deposit until otherwise directed by written instructions from the parties to this Agreement or until a final judgment (beyond any applicable appeal period) by a court of competent jurisdiction is rendered disposing of such Deposit.

         The Escrow Agent shall be liable as a depository only and its duties hereunder are limited to the safekeeping of the Deposit and the delivery of same in accordance with the terms of this Agreement. The Escrow Agent shall not be liable for any act or omission done in good faith, or for any claim, demand, loss or damage made or suffered by any party to this Agreement, except such as may arise through or be caused by the Escrow Agent's willful misconduct or negligence.

         XIV. COVENANTS

         A. Following the date of this Agreement and to and including the Closing, the Seller (i) shall continue normal and prudent maintenance and management of the Premises, (ii) shall continue to maintain supplies and payroll at their current level, and (iii) shall operate the Hotel in the ordinary and prudent course of business.

         B. All taxes levied against the Premises which were or shall be due and payable prior to the Closing have been or shall be paid in full by the Seller on or prior to the Closing.

         C. All Contracts and Leases which the Purchaser elects to assume in accordance with Article III shall be current and not in default as of the Closing. Seller shall not enter into new Contracts or Leases except in the ordinary course of business, and provided that any such new Contract or Lease shall either provide that it may be cancelled on not more than 30 days notice by Seller at no penalty or cost or, Purchaser shall consent to such Contract or Lease in writing.

         D. Seller shall maintain fire and casualty insurance on the Premises up to and including the Closing in amounts reasonably satisfactory to Purchaser.

         E. Seller shall deliver to Purchaser a report itemizing room sales per month, occupancy and ADR through a date which is not later than one month prior to the Closing Date ("Monthly Report"). The Monthly Report shall be satisfactory to Purchaser in all respects.


         F. During the Feasibility Period, representatives of Seller and Purchaser shall meet at the Premises and prepare a schedule of the Equipment, which schedule shall be attached hereto and made a part hereof at such time.


         XV. 1031 EXCHANGES. Seller may elect at Seller's option to structure the sale of the Premises as a tax free exchange as follows:

         A. Direct Exchange. To conclude the Closing of the Premises, in whole or in part, by exchanging the Premises for property of "like kind" as defined in
Section 1031 of the Internal Revenue Code of 1986 (the "Code"), and, in accordance with all of the terms and conditions for such an exchange, as provided in Section 1031 of the Code. Purchaser agrees to cooperate fully and completely with Seller to exchange the Premises, rather than sell the Premises directly; provided, however, that Seller agrees to be solely responsible for any and all costs or additional costs or expenses relating to such an exchange transaction. Seller shall provide to the Purchaser notice of same, which notice shall include all of the usual and customary "exchange" requirements, as provided in Section 1031 of the Code, together with the details regarding the party or parties making the exchange and the proposed structure of such exchange. The notice shall expressly incorporate all of the terms, provisions and conditions of this Agreement which are not directly contrary to such exchange transaction.

         B. Delayed Exchange. Without limitation to the generality of the foregoing, Seller may further elect to conduct the aforesaid exchange on a delayed basis (provided, however, that such delayed exchange shall have no adverse effect on the Purchaser and not result in additional costs, expenses, liabilities or obligations to the Purchaser), in which case the balance of the Purchase Price of the Premises shall, upon the Closing, be delivered to the Title Company or other designee of the Seller, pursuant to such exchange entity's standard tax-deferred exchange documents.

         C. No Delays or Liability to Purchaser. Notwithstanding anything in the foregoing to the contrary, the Purchaser shall not be required to take title to any property of "like kind", shall incur no liability whatsoever as a result of the efforts of Seller to proceed under Section 1031 of the Code, and the failure of Seller to locate or identify property of "like kind" shall not delay or affect this Agreement in any manner whatsoever.

         XVI. BINDING EFFECT; MISCELLANEOUS

         A. This Agreement shall be binding upon and shall inure to the parties hereto, their respective heirs, successors, legal representatives and assigns. This Agreement sets forth the entire Agreement between the parties hereto and no other prior written or oral statement or agreement or understanding shall be recognized or enforced. All modifications or amendments shall be in writing and signed by the parties. This Agreement is to be construed according to the laws of the State of North Carolina. This Agreement may be executed in two or more counterparts all of which shall constitute one and the same instrument. The singular shall include the plural and vice versa.

         B. The Purchaser may assign this Agreement.

         C. For a period of four (4) years immediately following the Closing, Seller, including any and all entities and individuals owning at least a twenty five percent (25%) ownership interest in Seller, agrees that it shall not, directly or indirectly, for its own account or as agent, employee, officer, director, trustee, lessor, sublessor, consultant or as a stockholder of any corporation or any other entity, or as a member of any firm or otherwise, (i) engage or attempt to engage within the Restricted Area (as hereinafter defined), in the hotel, motel or other business which is the same as, substantially similar to or competitive with the operation of the Premises purchased pursuant to this Agreement, or

(ii) employ or solicit the employment of any employees of Seller at the Premises; provided, however, the foregoing shall not apply to Tom Williams who is currently employed by Seller at the Hotel and therefore, notwithstanding the foregoing, Seller, including any and all entities and individuals owning at least a twenty five percent (25%) ownership in Seller, shall have the right to employ Tom Williams subsequent to Closing. For purposes of this Agreement, the term "Restricted Area" shall mean an area which shall consists of a circle the radius of which is seven (7) miles with the center point being located at the Premises in Orlando, Florida. Each of the Seller, including any and all entities and individuals owning at least a twenty five percent (25%) ownership interest in Seller, and Purchaser acknowledges and agrees that the foregoing territorial, time and other limitations and restrictions contained in this Article XVI are reasonable and properly required for the adequate protection of the business and affairs of the Purchaser, and in the event that any one or more of such territorial, time or other limitations is found to be unreasonable by a court of competent jurisdiction, each of Purchaser and Seller, including any and all entities and individuals owning at least a twenty five percent (25%) ownership interest in Seller, hereby agree to submit to the reduction of the said territorial, time or other limitation, to such an area, period or otherwise as the court may determine to be reasonable. In the event that any limitation or restriction under this Article XVI is found to be unreasonable or otherwise invalid in any jurisdiction in whole or in part, each of Purchaser and Seller, including any and all entities and individuals owning at least a twenty five percent (25%) ownership interest in Seller, acknowledges, warrants, represents and agrees that such limitation shall remain and be valid in all other jurisdictions. Each of Purchaser and Seller, including any and all entities and individuals owing at least a twenty five percent (25%) ownership interest in Seller, acknowledges, warrants, represents and agrees that the restrictive covenants contained in this Article XVI are necessary for the protection of Purchaser's legitimate business interests and are reasonable in scope and content, and Seller, including any and all entities and individuals owning at least a twenty five percent (25%) ownership interest in Seller, represents and warrants that its and their attorneys have thoroughly and completely reviewed this Agreement with it and them, and it and they understand the contents hereof. Seller, including any and all entities and individuals owning at least a twenty five percent (25%) ownership interest in Seller, and Purchaser acknowledges and agrees that because a remedy at law for any breach of the provisions of this Article XVI will be inadequate, in addition to all other remedies available to Purchaser, Purchaser shall have the remedies of a restraining order, injunction or other equitable relief to enforce the provisions hereof. Each of Purchaser and Seller, including any and all entities and individuals owning at least a twenty five percent (25%) ownership interest in Seller, agrees that the issues in any action brought under this Article XVI will be limited to claims under this Article XVI and all other claims or counterclaims under other provisions of this Agreement will be excluded. All expenses, including reasonable attorneys' fees and expenses arising out of claims under this Article XVI shall be borne by the losing party to the fullest extent permitted by law. Purchaser and Seller, including any and all entities and individuals owning at least a twenty five percent (25%) ownership interest in Seller, acknowledge and agree that the payment of the Purchase Price is sufficient consideration to support the enforcement of this Paragraph C. of Article XVI and further, the agreements of Seller herein, including any and all entities and individuals owning at least a twenty five percent (25%) ownership interest in Seller, are given and made to and for the benefit of Purchaser as a material inducement to Purchaser to pay the Purchase Price pursuant to the terms of this Agreement. The terms and provisions of this
Article XVI shall survive Closing. The entities and individuals owning at least a twenty five percent (25%) ownership interest in Seller are identified on
Schedule 6 attached hereto and incorporated herein by this reference. Such entities and individuals have executed Schedule 6 to acknowledge, consent and agree to the terms and provisions of this Paragraph C. of Article XVI.

         D. As used herein, "the date of this Agreement" shall mean the date noted below as the date upon which this Agreement was executed by the latter of the Purchaser or the Seller.


         XVII. SECURITIES MATTERS. Purchaser and Seller acknowledge, agree, represent and warrant each to the other, that the Units to be issued pursuant to this Agreement will be received and accepted as follows:

                  A. Each of such persons to whom the Units will be transferred
         (a) if an individual, either (i) has an individual net worth, or a joint net worth with his/her spouse, at the time of purchase in excess of

         $1,000,000.00; or (ii) has an individual gross income (jointly with his/her spouse) in excess of $200,000.00 for the two most recent years and reasonably expects an income in the current year in excess of $300,000.00, or (b) if a corporation, partnership or trust, is otherwise an "accredited investor" as that term is defined in Regulation D promulgated by the Securities and Exchange Commission; and Seller shall have written corroboration of such matters as to each party who will receive Units as a result of the transaction provided for herein, as of the time they receive Units;

                  B. Seller and each of the persons to whom the Units may be transferred hereby acknowledge and agree that the Units shall be held by Seller and such persons for a period of at least one (1) year from and after their issuance to Seller or such persons and that the Units are being acquired pursuant to the terms and conditions described in the Partnership Agreement of Purchaser, a copy of which has been obtained by or otherwise provided to Seller and such persons;

                  C. Except in connection with a redemption of the Units, the Units are being and shall be received and held by Seller and such persons for their own account for investment purposes only, and not with a view to any offering or distribution thereof, and Seller and such persons have no present intention of selling or otherwise disposing of the Units;

                  D. The Units have been obtained by Seller and such persons without the service of any broker, dealer, investment banker or finder, and there is no obligation to pay a commission, fee, bonus or remuneration of any type to any broker, dealer, investment banker, or finder;

                  E. Seller and such persons have been given access to all registration statements, proxy materials, financial statements and filings with the Securities and Exchange Commission relating to the shares of Winston Hotels, Inc. and the business of the Purchaser, and such materials are understood by Seller without the benefit of an investment adviser, lawyer, accountant or other professional;

                  F. Seller and such persons have been afforded the opportunity to ask questions of and receive answers from Winston Hotels, Inc., the Purchaser and their representatives concerning matters relating to the capitalization, management, financial condition, operations and prospects, financial and otherwise, of the Purchaser and Winston Hotels, Inc., and no verbal information has been furnished to Seller or such persons in connection with this transaction which is in any way inconsistent with or at variance from the written information so provided;

                  G. The Units are not registered under the Securities Act of 1933, as amended, and the owners thereof may be required to bear the economic risk of ownership of the Units for an indefinite period of time; and, consequently, the Units cannot be sold unless the offer and sale thereof is subsequently registered under the Securities Act of 1933 and the "blue sky" law of each state in which any of the Units are offered for sale, unless an exemption from registration is available;

                  H. Purchaser will distribute or transfer the Units only to persons who make the same representations and warranties as are set forth in this Article XVII; and,

                  I. Seller and such persons understand that the Units have not been and will not be registered under state or federal securities laws. Seller and such persons shall be entitled to convert the Units into an equal number of shares of common stock, par value $.01 per share, in Purchaser's general partner, Winston Hotels, Inc., a North Carolina corporation ("Shares"), at a conversion price based on the then current trading price of the common stock of Winston Hotels, Inc. at the time of such conversion or cash as set forth in the partnership agreement of Purchaser. Seller and such persons further understand that neither the Units nor Shares may be sold or transferred except according to the terms of this Agreement, the partnership agreement of Purchaser and pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to an exemption from registration. Notwithstanding the foregoing, Seller hereby requests and Purchaser hereby agrees, that it shall cause the registration of Shares issuable hereunder upon redemption of Units on at least sixty (60) days notice after the expiration of the one (1) year period set forth in paragraph B above. Purchaser shall use its best efforts to file and obtain the necessary regulatory approvals for a registration statement under which Seller and such persons can sell the Shares. Seller and such persons shall cooperate with Purchaser, at no expense to Seller or such persons, with respect to obtaining the necessary regulatory approvals for a registration, all of which shall be at the expense of Purchaser.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the day and year first above written.

                                            Purchaser:

                                            WINN Limited Partnership,
                                            a North Carolina limited partnership
                                            (SEAL)

                                            By:  Winston Hotels, Inc.,
                                                 a North Carolina corporation,
                                                 General Partner

(Corporate Seal)                            By: /s/ Robert W. Winston
                                                --------------------------------
                                                          President
                                                ---------
Attest:

Brenda G Burns
--------------------
Assistant Secretary

                                      Seller:

                                      WHB Hotel Corp., Ltd.,
                                      a Florida limited partnership

                                      By: Hotel Investors of Orlando, Inc,
                                          a Florida corporation,
                                          general partner


                                      By:    /s/ William H. Bodenhamer (SEAL)
                                             --------------------------------
                                      Name:  William H. Bodenhamer
                                      Title: President



                                      Escrow Agent:

                                      The Title Company of North Carolina,
                                      Inc., as agent for First American
                                      Title Insurance Company

                                      Name:  /s/ Alice B. Murdock
                                             --------------------------------
                                      Title: Vice President
                                             --------------------------------

STATE OF NORTH CAROLINA
COUNTY OF WAKE

         I, a Notary Public of the County and State aforesaid, certify that Brenda G. Burns, personally came before me this day and acknowledged that she is Assistant Secretary of Winston Hotels, Inc., a North Carolina corporation, General Partner of WINN Limited Partnership, a North Carolina limited partnership, and that by authority duly given and as the act of the corporation, as such General Partner, the foregoing instrument was signed in its name by its President, sealed with its corporate seal and attested by herself as its Assistant Secretary. Witness my hand and seal, this the 17th day of March, 1997.

My commission expires:_____                    _____________________________
                                               Notary Public
(SEAL)


STATE OF FLORIDA
COUNTY OF BROWARD

         I, a Notary Public of the County and State aforesaid, certify that William H. Bodenhamer, President of Hotel Investors of Orlando, Inc., a Florida corporation and general partner of WHB Hotel Corp., Ltd., a Florida limited partnership, personally appeared before me this day and acknowledged the due execution of the foregoing instrument. Witness my hand and seal, this the 14th day of March, 1997.

My commission expires: 10/18/99                /s/ Lucia Neforos
                                               --------------------------------
                                               Notary Public
(SEAL)

                                   Schedule 1

                                Legal Description

         BEING ALL of Unit 1 established by and pursuant to that certain Declaration of Condominium of Capital Hotel Restaurant Group - A Condominium, dated October 30, 1989, recorded in Official Records Book 4127, Page 4155, Public Records of Orange County, Florida, as amended by the First Amendment thereto dated November 6, 1989, recorded in Official Records Book 4149, Page 607, Public Records of Orange County, Florida (collectively "the Declaration"), together with all of the rights, benefits and easements to which such Unit 1 is entitled pursuant to the Declaration, and an undivided interest in and to the Common Elements appurtenant to such Unit 1 as set forth in the Declaration and membership in and to the Association defined in the Declaration, together with all of the rights and benefits arising by virtue of membership in such Association, subject to all of the responsibilities and obligations, including the obligation for Common Expenses and assessments, as set forth in the Declaration.

(Subject to change in accordance with the requirements of the Title Company relative to the description of the Real Property.)

                                   Schedule 2


                                  CONTRACTS

CONTRACTS                    BUSINESS                 AMOUNT                  TERM EXPIRES
---------                    --------                 ------                  ------------
Brownie                      Quarterly Grease         $200.00/cleaning        30 Day Notice
                                                      Trap Cleaning

Coca-Cola                    Vending Machine          Vending Comm            30 Day notice

Copy Co.                     Copier Maint             $693.00/yr-Prepaid      9/26/97

Entech                       Pest Control             $220.00/mo              8/31/97-30 Day Notice

Firestone                    Roof Warranty            N/C                     4/25/2000

Griffin                      Tiki Fryer Oil           No Fee                  6/2/98-30 Day Notice
                             Removal

Hemisphere                   Time Share Desk          Income
                                                      $4,000.00/mo

Hotel Computers              Computer                 $150.00/mo              30 Day Notice
                             Software

Lodgenet                     In-Room                  $619.00/mo              5/22/04
                             Entertainment            +10% Comm

Massey Services              Termite Control          $713.00/yr              4/3/97
                                                      Annual Renewal

Miami Elevator               Repair/Upkeep            $225.00/mo              4/1/98

Muzak                        Lobby Music              $43.00/mo               90 Day Notice

Sand Lake Commons            Assoc. Dues              $543.00/mo              Indefinite

Simply Computers             Computer                 $175.00/mo              30 Day Notice
                             Hardware

Stewart's Landscaping        Monthly Lawn             $12,400.00/yr           8/1/97-30 Day Notice
                             Maintenance              10 Installments

Vending Services             Coin Laundry             50% Commission          1/15/02

Visitel                      In-room TV Info          N/C                     60 Day Notice

Waste Management             Trash Removal            $612.50/mo              6/26/98-60 Day Notice


                                   Schedule 3


                                    LEASES

CONTRACTS                    BUSINESS                 AMOUNT                  TERM EXPIRES
---------                    --------                 ------                  ------------

Pitney Bowes                 Mail Machines            $63./mo                 1/10/98
                             Postage Scale
                             Auto Feeder

                             Meter Rental             $162./qtr               90 day notice

                             Maintenance              $156./yr                12/31/97
                             Contract-Mailing
                             Machine

                             Maintenance              $173./yr                12/31/97
                             Scale

                             Maintenance              $88./yr                 12/31/97
                             Auto Feeder


                                   Schedule 4

                            Product Improvement Plan


                            AES Addenda for FL268

     Franchisee agrees to make the following changes and additions to upgrade the Hotel to meet the Franchisor's standards or to cure existing deficiencies after entering the comfort suites System, in accordance with the following schedule, at which time the property will be reinspected.

HSKP   MCI                                                             Unit         Cost       Ext. Exp
----   ---                                                             ----         ----       --------
  0      0    paint all railings                                          1        1,200.00      1,200.00
  0      0    seal parking lot                                            1        7,500.00      7,500.00
  0      0    increase exterior building lighting to improve              1        5,000.00      5,000.00
              security
  0      0    add glass door or window to the guest laundry room          1          300.00        300.00
              door to allow view or guest laundry from outside
              the laundry room for guest security
  0      0    replace all damaged/fogged windows                         50          150.00      7,500.00
  0      0    install electronic locks                                  215          300.00     64,500.00
  0      0    increase linen parr inventory to 3 changes per room         1        8,000.00      8,000.00
              to include all terry and bed linens
  0      0    replace worn sofas                                         45          500.00     22,500.00
  0      0    replace worn guest room chairs or recover chairs           50           45.00      2,250.00
  0      0    replace sagging mattresses                                100          300.00     30,000.00
  0      0    replace damaged/rusted room lamps                          50           75.00      3,750.00
  0      0    repair desilvered vanity mirrors                          100           35.00      3,500.00
  0      0    replace worn bath floors                                   25          150.00      3,750.00
---    ---                                                                                     ----------
  0      0                                       Grand Totals                                  159,750.00

                                   Schedule 5

                 Twelve Month Trailing Profit and Loss Statement


COMFORT SUITES ORLANDO
TRAILING 12 MONTHS DEPARTMENTAL SUMMARY

                        Mar-96  Apr-96  May-96  Jun-96  Jul-96  Aug-96  Sep-96  Oct-96  Nov-96  Dec-96  Jan-97  Feb-97       TOTAL
                        ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------       -----
                                                                                                                PRELIM
Rooms Available           6665    6450    6665    6450    6665    6665    6450    6665    6450    6665    6665    6020       78,475
Rooms Occupied            6430    6112    5733    6268    6556    6228    4369    5687    4988    5103    5884    5821       69,179
Occupancy %             96.47%  94.76%  86.02%  97.18%  98.36%  93.44%  67.74%  85.33%  77.33%  76.56%  88.28%  96.69%       88.15%
ADR                      58.09   55.86   48.79   52.14   55.35   51.68   49.70   49.97   50.35   54.16   59.15   62.53        53.96
REVPAR                   54.12   52.93   41.97   50.67   54.44   48.29   33.67   42.64   38.96   41.49   52.22   60.46        47.59

     REVENUES
Rooms Dept             360,679 341,393 279,737 326,829 362,864 321,871 217,158 284,170 251,316 276,499 348,028 363,995    3,734,539
Food Dept                6,883   6,400   5,435   5,946   4,857   3,888   2,326   4,044   3,809   2,648   5,044   7,520       68,800
Beverage Dept            6,491   7,708   7,295   6,960   5,276   5,706   4,723   6,347   5,852   3,407   6,025   7,070       72,860
Telephone Dept           9,632   8,613   7,068   7,863   5,910   7,819   5,910   8,042   6,695   6,893   7,479   6,984       88,908
Net Other Inc.          19,306  21,396  20,255  26,098  26,944  23,601  16,762  16,280  16,750  22,616  40,679  20,824      271,511
                       ------------------------------------------------------------------------------------------------------------
   TOTAL REVENUE       402,991 385,510 319,790 373,696 405,851 362,885 246,879 318,883 284,422 312,063 407,255 406,393    4,226,618

  COST OF REVENUE
Rooms Dept              75,271  77,942  70,738  76,605  85,969  85,198  70,870  70,519  70,558  87,821  83,055  74,569      929,115
Food Depts               1,905   1,726   4,761   5,928    (822)  3,089   2,084   1,674   2,485   1,664   1,600   4,094       30,188
Beverage Depts           5,623   8,054   7,867   6,120   9,522   6,396   5,965   6,321   6,029   4,432   5,653   6,136       78,118
Telephone Dept           5,007   5,086   4,662   3,645   2,506   3,083   3,054   4,569   2,535     725     876   3,006       38,754
Choice Fees              3,367   4,550   4,148   3,069   3,944   4,481   3,807   1,984   3,106   2,532   2,973   4,224       42,185
                       ------------------------------------------------------------------------------------------------------------
  TOTAL COST OF REV     91,173  97,358  92,176  95,367 101,119 102,247  85,780  85,067  84,713  97,174  94,157  92,029    1,118,360

 TOTAL OPERATING REV   311,818 288,152 227,614 278,329 304,732 260,638 161,099 233,816 199,709 214,889 313,098 314,364    3,108,258

  UNDISTRIBUTED COST
Adm & General           32,980  30,865  31,674  35,773  28,855  35,026  31,560  29,266  27,871  59,384  38,065  37,453      418,772
Sales & Mktg            44,818  40,256  35,773  36,327  37,331  38,866  36,350  36,734  34,500  29,936  35,753  42,373      449,017
Energy/Util             18,819  17,153  17,336  19,039  21,537  24,487  19,670  18,336  17,059  16,707  18,797  18,095      227,035
Prop. Maintenance       16,934  12,177  17,049  15,705  19,375  22,576  27,532  17,415  15,968  19,680  12,738  14,506      211,655
                       ------------------------------------------------------------------------------------------------------------
 TOTAL UNDISTRIBUTED   113,551 100,451 101,832 106,844 107,098 120,955 115,112 101,751  95,398 125,707 105,353 112,427    1,306,479

 GROSS PROFIT - OPER   198,267 187,701 125,782 171,485 197,634 139,683  45,987 132,065 104,311  89,182 207,745 201,937    1,801,779
                        49.20%  48.69%  39.33%  45.89%  48.70%  38.49%  18.63%  41.41%  36.67%  28.58%  51.01%  49.69%       42.63%


   PROPERTY TAXES                                                                                                        $ (121,307)

 7% MGMT/RESERVE FEE                                                                                                     $ (289,000)

         NOI                                                                                                              1,391,472

                                   Schedule 6

         The undersigned are all of the entities and individuals owning at least a twenty five percent (25%) ownership interest in Seller and the undersigned join in the execution hereof to acknowledge, consent and agree to the terms and provisions of Paragraph C. of Article XVI of the Agreement to which this
Schedule 6 is attached and incorporated into.


                                       /s/ William H. Bodenhamer     (SEAL)
                                       -----------------------------
                                       William H. Bodenhamer,
                                       Individually